Exhibit 99.1

For investors	For media
Agnes Lee	Alison Graves
O: 858-836-5971	O: 858-836-6789
investorrelations@resmed.com	news@resmed.com

ResMed Inc. Announces Results for the First Quarter of Fiscal Year 2018

Revenue increased 13% to $523.7 million; up 11% on a constant currency basis

GAAP diluted earnings per share of $0.60; non-GAAP diluted earnings per share of $0.66

Operating cash flow of $94.0 million in the first quarter

SAN DIEGO, October 26, 2017 – ResMed Inc. (NYSE: RMD, ASX: RMD) today announced results for its quarter ended September 30, 2017. Revenue for the quarter was $523.7 million, a 13 percent increase compared to the same period of the prior year.

“We started the fiscal year with strong 11 percent constant currency revenue growth led by our masks, software-as-a-service solutions, and devices,” said Mick Farrell, ResMed’s chief executive officer. “Our new masks have performed well around the world, device sales are solid, and operating profit returned to double-digit growth in the quarter.”

Farrell concluded, “We are achieving share gains with new product innovation and delivering sustainable operating profit growth. We continue to pioneer products, services and solutions that improve patient outcomes, create efficiencies for our homecare providers, and help physicians and payers better manage chronic disease and lower long-term healthcare costs.”

Analysis of first quarter results

First quarter revenue in the Americas, excluding Brightree, was $296.6 million, an 11 percent increase over the same period of the prior year. Brightree revenue for the first quarter was $38.1 million, an increase of 15 percent compared to the same period of the prior year. Revenue in combined EMEA and APAC was $189.0 million, an increase of 11 percent on a constant currency basis, compared to the same period of the prior year.

Gross margin in the first quarter was 58.4 percent, higher than the prior year’s quarter gross margin of 57.8 percent. The improvement in gross margin compared to prior year was due to manufacturing and procurement efficiencies and the prior year Astral field safety notification expenses, which were partially offset by declines in average selling prices.

Income from operations for the quarter was $112.6 million, a 20 percent increase compared with the quarter ended September 30, 2016. Non-GAAP income from operations for the quarter was $124.3 million, a 12 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $143.9 million, a 12 percent increase over the same period in the prior year, or a 10 percent increase on a constant currency basis. SG&A expenses improved to 27.5 percent of revenue in the quarter, compared with 27.7 percent reported in the quarter ended September 30, 2016.

Research and development expenses were $37.4 million, or 7.1 percent of revenue. R&D expenses increased by 9 percent compared with the same period last year, or a 6 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.8 million during the quarter, which is consistent with the same period last year. Stock-based compensation costs incurred during the quarter of $11.9 million consisted of expenses associated with employee equity grants, and our employee stock purchase plan.

Net income for the quarter was $86.1 million, a 13 percent increase compared to the same period of the prior year. Non-GAAP net income was $94.1 million, a 7 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles and the Astral battery field safety notification expenses.

GAAP diluted earnings per share for the quarter increased by 11 percent to $0.60. Non-GAAP diluted earnings per share of $0.66 were 6 percent higher compared with the same period of the prior year.

Cash flow from operations for the quarter was $94.0 million compared to net income in the current quarter of $86.1 million. During the quarter we paid $49.7 million in dividends and repaid $60.0 million of our outstanding debt.

Dividend program

The ResMed board of directors today declared a quarterly cash dividend of $0.35 per share. The dividend will have a record date of November 9, 2017, payable on December 14, 2017. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be November 8, 2017 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from November 8, 2017 through November 9, 2017 inclusive.

Webcast details

ResMed will discuss its first quarter fiscal year 2018 results on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q1 2018 earnings webcast” to register and listen to the live webcast. A replay of the earnings webcast will be accessible on our website and available approximately two hours after the live webcast. In addition, a telephone replay of the conference call will be available approximately two hours after the webcast by dialing 800-585-8367 (U.S.) and +1 416-621-4642 (outside U.S.) and entering a passcode of 93203758. The telephone replay will be available until November 9, 2017.

About ResMed

ResMed (NYSE: RMD, ASX: RMD) changes lives with award-winning medical devices and cutting-edge cloud-based software applications that better diagnose, treat and manage sleep apnea, chronic obstructive pulmonary disease (COPD) and other chronic diseases. ResMed is a global leader in connected care, with more than 4 million patients remotely monitored every day. Our 6,000-strong team is committed to creating the world’s best tech-driven medical device company – improving quality of life, reducing the impact of chronic disease, and saving healthcare costs in more than 120 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2017	2016
Net revenue	$523,659	$465,450
Cost of sales	218,054	191,196
Astral field safety notification expenses (1)	—	5,070

Gross profit	305,605	269,184

Operating expenses:
Selling, general and administrative	143,849	128,851
Research and development	37,415	34,446
Amortization of acquired intangible assets (1)	11,783	11,741

Total operating expenses	193,047	175,038

Income from operations (1)	112,558	94,146

Other income (expenses), net:
Interest income (expense), net	(2,915)	(2,493)
Other, net	(1,158)	1,272

Total other income (expenses), net	(4,073)	(1,221)

Income before income taxes	108,485	92,925
Income taxes	22,360	16,818

Net income (1)	$86,125	$76,107

Basic earnings per share	$0.61	$0.54
Diluted earnings per share	$0.60	$0.54
Non-GAAP diluted earnings per share (1)	$0.66	$0.62
Basic shares outstanding	142,247	140,785
Diluted shares outstanding	143,480	142,090

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	September 30,	June 30,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$811,102	$821,935
Accounts receivable, net	431,354	450,530
Inventories	300,472	268,319
Prepayments and other current assets	115,018	103,219

Total current assets	1,657,946	1,644,003

Property, plant and equipment, net	400,795	394,241
Goodwill	1,072,298	1,064,874
Other intangibles, net	251,025	261,800
Deferred income taxes and other non-current assets	107,553	103,569

Total non-current assets	1,831,671	1,824,484

Total assets	$3,489,617	$3,468,487

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	85,082	92,763
Accrued expenses	179,228	186,295
Deferred revenue	53,294	51,918
Income taxes payable	33,981	29,150

Total current liabilities	351,585	360,126

Non-current liabilities:
Deferred revenue	55,692	53,235
Deferred income taxes	11,566	13,822
Other long term liabilities	2,375	2,427
Long-term debt	1,018,871	1,078,611

Total non-current liabilities	1,088,504	1,148,095

Total liabilities	1,440,089	1,508,221

STOCKHOLDERS’ EQUITY:
Common stock	569	569
Additional paid-in capital	1,395,576	1,379,130
Retained earnings	2,352,664	2,316,237
Treasury stock	(1,546,611)	(1,546,611)
Accumulated other comprehensive income	(152,670)	(189,059)

Total stockholders’ equity	$2,049,528	$1,960,266

Total liabilities and stockholders’ equity	$3,489,617	$3,468,487

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Three Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$86,125	$76,107
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	29,571	27,775
Stock-based compensation costs	11,948	12,049
Impairment of cost-method investments	962	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	23,317	36,207
Inventories, net	(26,942)	(28,073)
Prepaid expenses, net deferred income taxes and other current assets	(15,408)	(19,115)
Accounts payable, accrued expenses and other	(15,590)	(18,707)

Net cash provided by operating activities	93,983	86,243

Cash flows from investing activities:
Purchases of property, plant and equipment	(16,030)	(14,560)
Patent registration costs	(2,242)	(2,471)
Business acquisitions, net of cash acquired	—	(3,090)
Investments in cost-method investments	(3,225)	(2,758)
Proceeds / (Payments) on maturity of foreign currency contracts	6,073	9,710

Net cash used in investing activities	(15,424)	(13,169)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	3,615	6,330
Proceeds from borrowings, net of borrowing costs	50,000	25,000
Repayment of borrowings	(110,000)	(25,000)
Dividends paid	(49,698)	(46,378)

Net cash (used in) / provided by financing activities	(106,083)	(40,048)

Effect of exchange rate changes on cash	16,691	17,198

Net increase / (decrease) in cash and cash equivalents	(10,833)	50,224
Cash and cash equivalents at beginning of period	821,935	731,434

Cash and cash equivalents at end of period	$811,102	$781,658

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended
	September 30,
	2017	2016
GAAP income from operations	$112,558	$94,146
Astral battery field safety notification expenses (A)	—	5,070
Amortization of acquired intangible assets (A)	11,783	11,741

Non-GAAP income from operations	$124,341	$110,957

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended
	September 30,
	2017	2016
GAAP net income	$86,125	$76,107
Astral battery field safety notification expenses (A)	—	3,549
Amortization of acquired intangible assets, net of tax (A)	8,013	8,006

Non-GAAP net income (A)	$94,138	$87,662

Diluted shares outstanding	143,480	142,090

GAAP diluted earnings per share	$0.60	$0.54

Non-GAAP diluted earnings per share (A)	$0.66	$0.62

(A)	ResMed adjusts for the impact of the amortization of acquired intangible assets and Astral battery field safety notification expenses from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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